Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION ADVISOR

SitusAMC Real Estate Valuations Services, LLC hereby consents to (1) reference to its name to identify SitusAMC Real Estate Valuation Services, LLC as the independent valuation advisor (including under the heading “Experts”) for Cohen & Steers Income Opportunities REIT, Inc. (2) the description of its role under the headings “Net Asset Value Calculation and Valuation Guidelines — Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines —Valuation of Investments” (3) the inclusion of our estimated value of the Company’s investments in real estate as of February 28, 2026 (presented in the line item “Investments in real estate”) in the section “Selected Information Regarding Our Operations - February 28, 2026 NAV per Share” in this Registration Statement on Form S-11 of Cohen & Steers Income Opportunities REIT, Inc. and in the prospectus included therein.

April 2, 2026

/s/ SitusAMC Real Estate Valuation Services, LLC
SitusAMC Real Estate Valuation Services, LLC